EXHIBIT 99

Genzyme Announces Pricing of Convertible Senior Note Offering

Thursday December 4, 9:27 am ET

CAMBRIDGE, Mass., Dec. 4 /PRNewswire-FirstCall/—Genzyme Corporation (Nasdaq: GENZ—News) today announced that it has priced and established terms for the private placement of $600 million of convertible senior notes. The sale of the notes is expected to close on December 9, 2003. Genzyme has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $90 million of notes.

The notes will bear an interest rate of 1.25 percent and be initially convertible into Genzyme Corporation common stock at a conversion price of approximately $71.24 per share (14.0366 shares per $1000 principal amount of the notes).

Genzyme expects to use these proceeds to pay off amounts outstanding under its credit facility, to redeem outstanding three percent debentures and for general corporate purposes. Genzyme currently has approximately $300 million outstanding under its credit facility. The company has $575 million in outstanding three percent convertible debentures, which are first redeemable on May 20, 2004.

The notes, and the common stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States, absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements concerning Genzyme's plan to issue convertible notes and potential uses of the proceeds from the offering, if completed. Closing of the sale to the initial purchasers is subject to several conditions. If the sale to the initial purchasers is completed, Genzyme may not use the net proceeds for some of the potential purposes described above. These statements speak only as of the date of this press release, and Genzyme undertakes no obligation to update or revise the statements.

Genzyme's press releases and other company information are available at www.genzyme.com and by calling Genzyme's investor information line at 1-800- 905-4369 within the United States or 1-703-797-1866 outside the United States.

Media Contact:	Investor Contact:
Dan Quinn	Sally Curley
(617) 768-6849	(617) 768-6140